Exhibit 99.1

For Immediate Release
NASDAQ Stock Market:	MCBC

Macatawa Bank Corporation Reports
Third Quarter 2019 Results

HOLLAND, Mich. (October 24, 2019) – Macatawa Bank Corporation (NASDAQ: MCBC) today announced its results for the third quarter of 2019, reflecting continued strong financial performance.

•	Net income of $8.2 million in third quarter 2019 versus $6.9 million in third quarter 2018 – up 19%
•	Growth in revenue (up 7%) over third quarter 2018 while expenses were down 2%
•	Strong profitability with return on assets and equity of 1.59% and 15.69%, respectively, in third quarter 2019
•	Loan portfolio balances grew by $33.7 million during the quarter
•	Growth in core deposit balances during the quarter of $159 million and up 13% from September 30, 2018
•	Asset quality metrics remained strong

Macatawa reported net income of $8.2 million, or $0.24 per diluted share, in the third quarter 2019 compared to $6.9 million, or $0.20 per diluted share, in the third quarter 2018.  For the first nine months of 2019, Macatawa reported net income of $23.8 million, or $0.70 per diluted share, compared to $19.3 million, or $0.57 per diluted share, for the same period in 2018.  Macatawa’s 2019 earnings were positively impacted by improving revenues while reducing non-interest expenses.

“Macatawa Bank Corporation continued its strong financial performance in the third quarter of 2019,” said Ronald L. Haan, President & CEO of the Company.  “Higher revenues resulting from growth in loans and core deposits combined with well managed operating expenses resulted in a nineteen percent increase in net income compared to the third quarter of 2018.  Our efforts have once again resulted in strong and consistent financial performance for our shareholders.”

Mr. Haan concluded, “We remain committed to providing the highest standards of banking excellence.  While the banking environment in Western Michigan remains highly competitive, we continue to add new customers who appreciate our local focus, exceptional customer service, and professional staff.  Building a well-disciplined company that will deliver superior financial services remains our goal, and we believe that Macatawa Bank Corporation remains well-positioned for continued growth and success as we finish 2019 and head into 2020.”

Macatawa Bank Corporation 3Q Results / page 2 of 5

Operating Results
Net interest income for the third quarter 2019 totaled $15.8 million, a decrease of $119,000 from the second quarter 2019 and an increase of $674,000 from the third quarter 2018.  Net interest margin for the third quarter 2019 was 3.29 percent, down 16 basis points from the second quarter 2019, and down 8 basis points from the third quarter 2018.  Net interest margin in the third quarter 2019 was negatively impacted by higher balances of short-term investments resulting from significant seasonal inflows of municipal deposit balances.  Short-term investment balances were up 59 percent in the third quarter 2019 from the second quarter 2019.  While positive interest margin was achieved on the seasonal deposit inflows, it was lower than the Company’s overall net interest margin, thereby causing a margin decline.  Of the 16 basis point decline in the third quarter, this dynamic accounted for 10 basis points.

Average interest earning assets for the third quarter 2019 increased $61.0 million from the second quarter 2019 and were up $121.7 million from the third quarter 2018.  This growth was the primary contributor to the improvement in net interest income.

Non-interest income increased $115,000 in the third quarter 2019 compared to the second quarter 2019 and increased $714,000 from the third quarter 2018.  These changes were largely due to increases in gains on sales of mortgage loans.  Gains on sales of mortgage loans in the third quarter 2019 were up $210,000 compared to the second quarter 2019 and were up $554,000 from the third quarter 2018.  The Company originated $24.6 million in mortgage loans for sale in the third quarter 2019 compared to $21.4 million in the second quarter 2019 and $8.4 million in the third quarter 2018.  This increase in production is due to a declining mortgage rate environment as well as customer preference for loan types that are typically sold (long-term fixed rate loans).  Also positively impacting non-interest income in the third quarter 2019 were increases in trust and brokerage fee income.

Non-interest expense was $11.0 million for the third quarter 2019, compared to $11.3 million for the second quarter 2019 and $11.2 million for the third quarter 2018.  The largest component of non-interest expense was salaries and benefit expenses.  Salaries and benefit expenses were down $107,000 compared to the second quarter 2019 and were down $88,000 compared to the third quarter 2018.  The decrease compared to the second quarter 2019 and the third quarter 2019 was primarily due to a lower level of medical insurance costs in the third quarter 2019 more than offsetting the impact of higher variable based compensation from higher mortgage production volume.

Nonperforming asset expenses remained low at just $46,000 in the third quarter 2019.  This was an increase of $31,000 compared to the second quarter 2019 and a decrease of $62,000 compared to the third quarter 2018.  There were no net gains or losses realized on sales of foreclosed properties in the third quarter 2019, while there were net gains of $34,000 in the second quarter 2019 and net losses of $26,000 in the third quarter 2018.  Furniture and equipment expenses were up $21,000 in the third quarter 2019 compared to the second quarter 2019 and were up $127,000 compared to the third quarter 2018.  The increases were due primarily to increases in technology service contracts.  The Company incurred no FDIC assessment expense in the third quarter 2019 due to assessment credits applied by the FDIC.  Other categories of non-interest expense were relatively stable compared to the second quarter 2019 and the third quarter 2018.

Federal income tax expense was $1.9 million for the third quarter 2019 compared to $1.9 million for the second quarter 2019 and $1.6 million for the second quarter 2018.  The effective tax rate was 18.7 percent for the third quarter 2019, compared to 19.3 percent for the second quarter 2019 and 18.6 percent for the third quarter 2018.

Macatawa Bank Corporation 3Q Results / page 3 of 5

Asset Quality
The Company’s asset quality remained strong in the third quarter 2019 and the Company again experienced net loan recoveries in the third quarter 2019.  No provision for loan losses was recorded in the third quarter 2019.  This compares to a negative provision of $200,000 in the second quarter 2019 and no provision in the third quarter 2018.  Net loan recoveries for the third quarter 2019 were $259,000, compared to second quarter 2019 net loan recoveries of $194,000 and third quarter 2018 net loan recoveries of $108,000.  The Company has experienced net loan recoveries in eighteen of the past nineteen quarters. Total loans past due on payments by 30 days or more amounted to $207,000 at September 30, 2019, down 43 percent from $360,000 at June 30, 2019 and down 58 percent from $492,000 at September 30, 2018.  Delinquency as a percentage of total loans was a nominal 0.02 percent at September 30, 2019.

The allowance for loan losses of $17.1 million was 1.24 percent of total loans at September 30, 2019, compared to 1.26 percent of total loans at June 30, 2019, and 1.25 percent at September 30, 2018.  The coverage ratio of allowance for loan losses to nonperforming loans continued to be strong and significantly exceeded 1-to-1 coverage at 81-to-1 as of September 30, 2019.

At September 30, 2019, the Company's nonperforming loans were $211,000, representing 0.02 percent of total loans.  This compares to $293,000 (0.02 percent of total loans) at June 30, 2019 and $123,000 (0.01 percent of total loans) at September 30, 2018.  Other real estate owned and repossessed assets were $3.1 million at September 30, 2019, compared to $3.1 million at June 30, 2019 and $3.5 million at September 30, 2018. Total nonperforming assets, including other real estate owned and nonperforming loans, decreased by $268,000, or 7.5 percent, from September 30, 2018 to September 30, 2019.

A break-down of non-performing loans is shown in the table below.

Dollars in 000s	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sept 30, 2018

Commercial Real Estate	$102	$102	$213	$318	$121
Commercial and Industrial	---	---	---	873	---
Total Commercial Loans	102	102	213	1,191	121
Residential Mortgage Loans	109	191	195	112	2
Consumer Loans	---	---	1	1	---
Total Non-Performing Loans	$211	$293	$409	$1,304	$123

Macatawa Bank Corporation 3Q Results / page 4 of 5

Total non-performing assets were $3.3 million, or 0.15 percent of total assets, at September 30, 2019.  A break-down of non-performing assets is shown in the table below.

Dollars in 000s	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sept 30, 2018

Non-Performing Loans	$211	$293	$409	$1,304	$123
Other Repossessed Assets	---	---	---	---	---
Other Real Estate Owned	3,109	3,067	3,261	3,380	3,465
Total Non-Performing Assets	$3,320	$3,360	$3,670	$4,684	$3,588

Balance Sheet, Liquidity and Capital
Total assets were $2.14 billion at September 30, 2019, an increase of $166.1 million from $1.98 billion at June 30, 2019 and an increase of $225.2 million from $1.92 billion at September 30, 2018.  Total loans were $1.38 billion at September 30, 2019, an increase of $33.7 million from $1.34 billion at June 30, 2019 and an increase of $32.5 million from $1.34 billion at September 30, 2018.

Commercial loans increased by $51.9 million from September 30, 2018 to September 30, 2019, partially offset by decreases of $12.1 million in the residential mortgage portfolio and $7.2 million in the consumer loan portfolio.  Commercial real estate loans increased by $27.5 million while commercial and industrial loans increased by $24.4 million during the same period.

The composition of the commercial loan portfolio is shown in the table below:

Dollars in 000s	Sept 30, 2019	Jun 30, 2019	Mar 31, 2019	Dec 31, 2018	Sept 30, 2018

Construction and Development	$117,782	$102,516	$102,133	$99,867	$93,794
Other Commercial Real Estate	462,686	461,427	470,667	468,840	459,146
Commercial Loans Secured by Real Estate	580,468	563,943	572,800	568,707	552,940
Commercial and Industrial	492,085	467,222	493,891	513,347	467,703
Total Commercial Loans	$1,072,553	$1,031,165	$1,066,691	$1,082,054	$1,020,643

The commercial and industrial portfolio is subject to seasonal fluctuations as the Company typically experiences large paydowns on agricultural credits and loans to automobile, recreational vehicle and boat dealers in the first half of each year. The seasonal paydowns in these loan categories amounted to $38.4 million in the second quarter of 2019.  Balances in these categories began to increase again in the third quarter.

Total deposits were $1.82 billion at September 30, 2019, up $159.0 million from $1.66 billion at June 30, 2019 and up $202.4 million, or 12.5 percent, from $1.62 billion at September 30, 2018.  The Company’s municipal deposit customers typically experience seasonal growth in their balances during the third quarter.  Their totals increased by $67.0 million during the three months ended September 30, 2019.  Demand deposits were up $122.7 million in the third quarter 2019 compared to the second quarter 2019 and were up $113.3 million compared to the third quarter 2018.  Money market deposits and savings deposits were up $33.5 million from the second quarter 2019 and were up $49.7 million from the third quarter 2018.  Certificates of deposit were up $2.9 million in the third quarter 2019 compared to June 30, 2019 and were up $39.5 million compared to September 30, 2018.  The Company continues to be successful at attracting and retaining core deposit customers.  Customer deposit accounts remain insured to the highest levels available under FDIC deposit insurance.

Macatawa Bank Corporation 3Q Results / page 5 of 5

Macatawa Bank's regulatory capital ratios at September 30, 2019 continued to be at levels comfortably above those required to be categorized as “well capitalized” under applicable regulatory capital guidelines.  As such, Macatawa Bank was categorized as "well capitalized" at September 30, 2019.

About Macatawa Bank Corporation
Macatawa Bank Corporation is the bank holding company for its wholly-owned subsidiary bank, Macatawa Bank.  Headquartered in Holland, Mich., Macatawa Bank offers a full range of banking, retail and commercial lending, wealth management and ecommerce services to individuals, businesses and governmental entities from a network of 26 full-service branches located throughout communities in Kent, Ottawa and northern Allegan counties.  The bank is recognized for its local management team and decision making, along with providing customers excellent service, a rewarding experience and superior financial products. Macatawa Bank has been recognized for the past nine consecutive years as one of “West Michigan’s 101 Best and Brightest Companies to Work For”. For more information, visit www.macatawabank.com.

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and Macatawa Bank Corporation. Forward-looking statements are identifiable by words or phrases such as “outlook”, “plan” or “strategy”; that an event or trend “could”, “may”, “should”, “will”, “is likely”, or is “possible” or “probable” to occur or “continue”, has “begun” or “is scheduled” or “on track” or that the Company or its management “anticipates”, “believes”, “estimates”, “plans”, “forecasts”, “intends”, “predicts”, “projects”, or “expects” a particular result, or is “committed”, “confident”, “optimistic” or has an “opinion” that an event will occur, or other words or phrases such as “ongoing”, “future”, “signs”, “efforts”, “tend”, “exploring”, “appearing”, “until”, “near term”, “concern”, “going forward”, “focus”, “starting”, “initiative,” “trend” and variations of such words and similar expressions. Such statements are based upon current beliefs and expectations and involve substantial risks and uncertainties which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These statements include, among others, those related to future levels of earning assets, future composition of our loan portfolio, trends in credit quality metrics, future capital levels and capital needs, real estate valuation, future levels of repossessed and foreclosed properties and nonperforming assets, future levels of losses and costs associated with the administration and disposition of repossessed and foreclosed properties and nonperforming assets, future levels of loan charge-offs, future levels of other real estate owned, future levels of provisions for loan losses and reserve recoveries, the rate of asset dispositions, future dividends, future growth and funding sources, future cost of funds, future liquidity levels, future profitability levels, future interest rate levels, future net interest margin levels, the effects on earnings of changes in interest rates, future economic conditions, future effects of new or changed accounting standards, future loss recoveries, loan demand and loan growth and the future level of other revenue sources. Management's determination of the provision and allowance for loan losses, the appropriate carrying value of intangible assets (including deferred tax assets) and other real estate owned, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other-than-temporary and the amount of any impairment) involves judgments that are inherently forward-looking. All statements with references to future time periods are forward-looking. All of the information concerning interest rate sensitivity is forward-looking. The future effect of changes in the real estate, financial and credit markets and the national and regional economy on the banking industry, generally, and Macatawa Bank Corporation, specifically, are also inherently uncertain. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Macatawa Bank Corporation does not undertake to update forward-looking statements to reflect the impact of circumstances or events that may arise after the date of the forward-looking statements.

Risk factors include, but are not limited to, the risk factors described in "Item 1A - Risk Factors" of our Annual Report on Form 10-K for the year ended December 31, 2018.  These and other factors are representative of the risk factors that may emerge and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

MACATAWA BANK CORPORATION
CONSOLIDATED FINANCIAL SUMMARY
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly			Nine Months Ended
	3rd Qtr	2nd Qtr	3rd Qtr	September 30
EARNINGS SUMMARY	2019	2019	2018	2019	2018
Total interest income	$19,079	$19,239	$17,687	$57,508	$50,542
Total interest expense	3,243	3,284	2,525	9,696	6,544
Net interest income	15,836	15,955	15,162	47,812	43,998
Provision for loan losses	-	(200)	-	(450)	(400)
Net interest income after provision for loan losses	15,836	16,155	15,162	48,262	44,398

NON-INTEREST INCOME
Deposit service charges	1,139	1,078	1,132	3,267	3,242
Net gains on mortgage loans	824	614	270	1,650	633
Trust fees	920	1,003	889	2,813	2,759
Other	2,330	2,403	2,208	6,909	6,464
Total non-interest income	5,213	5,098	4,499	14,639	13,098

NON-INTEREST EXPENSE
Salaries and benefits	6,272	6,379	6,360	18,895	18,942
Occupancy	966	996	939	3,055	2,984
Furniture and equipment	887	866	760	2,597	2,338
FDIC assessment	-	119	127	239	391
Problem asset costs, including losses and (gains)	46	15	108	114	652
Other	2,838	2,959	2,945	8,682	8,625
Total non-interest expense	11,009	11,334	11,239	33,582	33,932
Income before income tax	10,040	9,919	8,422	29,319	23,564
Income tax expense	1,882	1,916	1,570	5,512	4,228
Net income	$8,158	$8,003	$6,852	$23,807	$19,336

Basic earnings per common share	$0.24	$0.24	$0.20	$0.70	$0.57
Diluted earnings per common share	$0.24	$0.24	$0.20	$0.70	$0.57
Return on average assets	1.59%	1.62%	1.43%	1.59%	1.37%
Return on average equity	15.69%	15.94%	15.12%	15.80%	14.54%
Net interest margin (fully taxable equivalent)	3.29%	3.45%	3.37%	3.43%	3.36%
Efficiency ratio	52.30%	53.84%	57.16%	53.77%	59.43%

BALANCE SHEET DATA	September 30	June 30	September 30
Assets	2019	2019	2018
Cash and due from banks	$50,870	$30,943	$30,837
Federal funds sold and other short-term investments	319,566	199,940	152,339
Debt securities available for sale	209,895	222,825	218,615
Debt securities held to maturity	81,995	79,054	71,688
Federal Home Loan Bank Stock	11,558	11,558	11,558
Loans held for sale	1,317	1,016	-
Total loans	1,377,227	1,343,512	1,344,683
Less allowance for loan loss	17,145	16,886	16,803
Net loans	1,360,082	1,326,626	1,327,880
Premises and equipment, net	43,956	44,424	45,631
Bank-owned life insurance	41,960	41,695	40,996
Other real estate owned	3,109	3,067	3,465
Other assets	20,190	17,257	16,264

Total Assets	$2,144,498	$1,978,405	$1,919,273

Liabilities and Shareholders' Equity
Noninterest-bearing deposits	$501,731	$476,700	$500,680
Interest-bearing deposits	1,318,409	1,184,406	1,117,063
Total deposits	1,820,140	1,661,106	1,617,743
Other borrowed funds	60,000	60,000	70,000
Long-term debt	41,238	41,238	41,238
Other liabilities	11,335	10,542	6,316
Total Liabilities	1,932,713	1,772,886	1,735,297

Shareholders' equity	211,785	205,519	183,976

Total Liabilities and Shareholders' Equity	$2,144,498	$1,978,405	$1,919,273

MACATAWA BANK CORPORATION
SELECTED CONSOLIDATED FINANCIAL DATA
(Unaudited)
(Dollars in thousands except per share information)

	Quarterly					Year to Date

	3rd Qtr 2019	2nd Qtr 2019	1st Qtr 2019	4th Qtr 2018	3rd Qtr 2018	2019	2018
EARNINGS SUMMARY
Net interest income	$15,836	$15,955	$16,020	$15,628	$15,162	$47,812	$43,998
Provision for loan losses	-	(200)	(250)	850	-	(450)	(400)
Total non-interest income	5,213	5,098	4,328	4,405	4,499	14,639	13,098
Total non-interest expense	11,009	11,334	11,238	10,397	11,239	33,582	33,932
Federal income tax expense	1,882	1,916	1,714	1,743	1,570	5,512	4,228
Net income	$8,158	$8,003	$7,646	$7,043	$6,852	$23,807	$19,336

Basic earnings per common share	$0.24	$0.24	$0.22	$0.21	$0.20	$0.70	$0.57
Diluted earnings per common share	$0.24	$0.24	$0.22	$0.21	$0.20	$0.70	$0.57

MARKET DATA
Book value per common share	$6.22	$6.04	$5.81	$5.61	$5.41	$6.22	$5.41
Tangible book value per common share	$6.22	$6.04	$5.81	$5.61	$5.41	$6.22	$5.41
Market value per common share	$10.39	$10.26	$9.94	$9.62	$11.71	$10.39	$11.71
Average basic common shares	34,060,796	34,042,886	34,040,380	34,031,454	34,014,319	34,048,087	34,013,813
Average diluted common shares	34,060,796	34,042,886	34,040,380	34,031,454	34,014,319	34,048,087	34,014,209
Period end common shares	34,061,080	34,042,331	34,044,149	34,045,411	34,014,319	34,061,080	34,014,319

PERFORMANCE RATIOS
Return on average assets	1.59%	1.62%	1.57%	1.47%	1.43%	1.59%	1.37%
Return on average equity	15.69%	15.94%	15.81%	15.12%	15.12%	15.80%	14.54%
Net interest margin (fully taxable equivalent)	3.29%	3.45%	3.54%	3.46%	3.37%	3.43%	3.36%
Efficiency ratio	52.30%	53.84%	55.23%	51.90%	57.16%	53.77%	59.43%
Full-time equivalent employees (period end)	327	338	332	334	332	327	332

ASSET QUALITY
Gross charge-offs	$48	$41	$157	$1,179	$30	$246	$156
Net charge-offs/(recoveries)	$(259)	$(194)	$(266)	$776	$(108)	$(719)	$(603)
Net charge-offs to average loans (annualized)	-0.08%	-0.06%	-0.08%	0.23%	-0.03%	-0.07%	-0.06%
Nonperforming loans	$211	$293	$409	$1,304	$123	$211	$123
Other real estate and repossessed assets	$3,109	$3,067	$3,261	$3,380	$3,465	$3,109	$3,465
Nonperforming loans to total loans	0.02%	0.02%	0.03%	0.09%	0.01%	0.02%	0.01%
Nonperforming assets to total assets	0.15%	0.17%	0.19%	0.24%	0.19%	0.15%	0.19%
Allowance for loan losses	$17,145	$16,886	$16,892	$16,876	$16,803	$17,145	$16,803
Allowance for loan losses to total loans	1.24%	1.26%	1.22%	1.20%	1.25%	1.24%	1.25%
Allowance for loan losses to nonperforming loans	8125.59%	5763.14%	4130.07%	1293.18%	13660.98%	8125.59%	13660.98%

CAPITAL
Average equity to average assets	10.15%	10.15%	9.93%	9.71%	9.47%	10.08%	9.44%
Common equity tier 1 to risk weighted assets (Consolidated)	13.23%	13.13%	12.55%	12.01%	12.13%	13.23%	12.13%
Tier 1 capital to average assets (Consolidated)	12.22%	12.34%	12.22%	12.12%	11.90%	12.22%	11.90%
Total capital to risk-weighted assets (Consolidated)	16.83%	16.78%	16.14%	15.54%	15.79%	16.83%	15.79%
Common equity tier 1 to risk weighted assets (Bank)	15.31%	15.27%	14.66%	14.09%	14.28%	15.31%	14.28%
Tier 1 capital to average assets (Bank)	11.88%	12.01%	11.90%	11.78%	11.56%	11.88%	11.56%
Total capital to risk-weighted assets (Bank)	16.39%	16.36%	15.73%	15.13%	15.36%	16.39%	15.36%
Common equity to assets	9.88%	10.40%	10.29%	9.67%	9.59%	9.88%	9.59%
Tangible common equity to assets	9.88%	10.40%	10.29%	9.67%	9.59%	9.88%	9.59%

END OF PERIOD BALANCES
Total portfolio loans	$1,377,227	$1,343,512	$1,384,567	$1,405,658	$1,344,683	$1,377,227	$1,344,683
Earning assets	1,999,817	1,856,962	1,809,469	1,849,630	1,804,672	1,999,817	1,804,672
Total assets	2,144,498	1,978,405	1,925,880	1,975,124	1,919,273	2,144,498	1,919,273
Deposits	1,820,140	1,661,106	1,617,864	1,676,739	1,617,743	1,820,140	1,617,743
Total shareholders' equity	211,785	205,519	197,966	190,853	183,976	211,785	183,976

AVERAGE BALANCES
Total portfolio loans	$1,348,417	$1,367,202	$1,399,464	$1,363,548	$1,325,268	$1,371,507	$1,322,543
Earning assets	1,921,346	1,860,353	1,833,924	1,806,229	1,799,600	1,872,195	1,762,614
Total assets	2,049,006	1,978,880	1,948,301	1,918,543	1,915,655	1,992,431	1,878,297
Deposits	1,728,657	1,667,580	1,646,268	1,618,861	1,614,151	1,681,137	1,575,926
Total shareholders' equity	208,031	200,888	193,463	186,361	181,329	200,847	177,358